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                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT


              THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the ____ day of September, 2001, by and between MARIAN, LLC, a California limited liability company ("Buyer"), and THE L. L. KNICKERBOCKER CO., INC., a California corporation and debtor-in-possession ("Seller").

                                    RECITALS

               WHEREAS, Seller is engaged in the design, manufacture and sale of fashion accessories, collectibles and related items; and

               WHEREAS, Seller has filed a voluntary petition for relief commencing a case (the "Chapter 11 Case") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Central District of California ("Bankruptcy Court"); and

               WHEREAS, Buyer and Seller have reached an understanding pursuant to which Buyer shall acquire substantially all of the assets of Seller; and

               WHEREAS, each party hereto desires to set forth certain representations, warranties, covenants and indemnity obligations, and to establish certain closing conditions, made to induce the other to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

               NOW, THEREFORE, in consideration of the premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

        1.1 Description of Assets. At the Closing on the Closing Date (as each term is defined in Article 5 hereof), subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, substantially all of the assets of Seller, including without limitation the assets set forth in Schedule 1.1(a) hereto (collectively, the "Assets"),but excluding the assets set forth in Section 1.2 below (the "Excluded Assets"), free and clear of all liens and encumbrances and of all interests in property as set forth in Section 363 of the Bankruptcy Code. The Assets shall include, without limitation:

               (a) all inventory of raw materials, work in process and finished goods of Seller, and all inventory of packaging and shipping supplies ("Inventory");




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               (b) all machinery, equipment, vehicles, furniture, fixtures, supplies, accessories, spare parts, tools and other items of tangible personal property, with all assignable warranty rights and operating manuals and keys relating thereto ("FFE");

               (c) Seller's internet domain name and all other rights of any kind associated with Seller's on-line business, including, to the extent assignable, all rights with respect to internet service providers, third party linking sites and all rights of Seller to owned and/or licensed proprietary, customized and mass market computer software and all computer hardware appropriate for the continued operation of Seller's on-line business ("Domain Rights");

               (d) all of Seller's patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names (including without limitation the name "L. L. Knickerbocker") and all the goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications, renewals or common law rights for any of the foregoing; all trade secrets, confidential information, ideas, formulas (whether developed or under development), know-how, manufacturing and production processes and techniques, research information, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing materials, employee training materials, and product ideas under development (including those related to future promotions and product launches); to the extent transferable, all license rights with respect to intellectual property of third parties; to the extent transferable, all of Seller's rights under all confidentiality agreements, non-disclosure agreements, invention assignment agreements and similar agreements executed between Seller and any employee, consultant or agent of Seller or any other third party with respect to any intellectual property right of Seller described in this Section 1.1(e), and all other intellectual property rights of Seller (together with the Domain Rights, the "Intellectual Property Rights");

               (e) Seller's catalogs, price lists, mailing lists, subscription lists, customer lists and all other rights of any kind associated with its merchandising business, including without limitation all rights of Seller to ad copy, photography, artwork and, to the extent assignable, all owned and/or licensed proprietary, customized and mass market computer software and all computer hardware;

               (f) all plates, dies and film associated with the products, catalogs and other creative work;

               (g) Seller's unfulfilled orders as of the Closing;

               (h) Seller's telephone numbers (for both voice and data transmission), toll free service providers and similar rights, but only to the extent that the foregoing are assignable without Seller's payment of costs or cure;

               (i) all insurance claims and other claims, except the "D&O Claims"as set forth in Section 1.2(b) below; and




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               (j) All records and files pertaining to Seller's business, customers and suppliers, including, without limitation, all supplier, vendor, customer and agency lists, all sales data (including retail prices, product costing and product movement, for at least the last three fiscal years), correspondence with customers, customer files and account histories, and records of purchases from and correspondence with suppliers, but not including the corporate minute books of Seller.

Notwithstanding anything hereinabove to the contrary, Seller shall not be obligated to sell, nor shall Buyer be obligated to purchase, any Asset that, at the Closing, Seller does not own and have the right to sell under the terms of the Sale Order (as defined in Section 3.1(d)) or otherwise.

        1.2 Excluded Assets. Seller shall not sell, and Buyer shall not purchase, any of the following assets of Seller:

               (a) one thousand (1,000) shares of Pure Energy Corporation Series A Preferred Stock ("PEC Stock") being held back for Seller's debenture holders (the Assets will, however, include Seller's remaining 6,350 shares of PEC Stock and 500 options to acquire PEC Stock);

               (b) all claims, derivative and non-derivative, against Seller's current and former officers and directors, as well as any and all claims against Seller's insurance policies that insure against such claims against the former and current officers and directors and all claims against their former and current auditors, and any right to any proceeds from any such claim, whether from insurance sources or otherwise (collectively, the "D&O Claims");

               (c) any stock or other interest in Seller as a corporate entity, or any federal, state or local tax gain or loss accrued to or accumulated by Seller as an entity; or

               (d) any license agreement or contract with Terri Lee Associates.

        1.3 Purchase Price. The aggregate consideration to be paid by Buyer for the purchase of the Assets shall be (a) the payment in cash at Closing ("Cash Payment") of all amounts owing by Seller to Republic Financial Corporation ("Republic") pursuant to that certain Forebearance Agreement dated as of January 26, 2001, between Republic and Seller, (b) the assumption of the Liabilities of Seller that constitute administrative or priority claims under the Bankruptcy Case in the categories set forth on Schedule 1.3(b) hereto other than the debt owed to Republic (the "Assumed Liabilities") on the payment terms set forth therein, and (c) the issuance to the Official Committee for the pre-petition unsecured creditors of Seller (the "Committee") or to a trust established by the Committee for the benefit of such creditors, 120 days after the Closing, of Buyer's subordinated promissory note substantially in the form of Exhibit A hereto, and in a principal amount equal to $1,859,899, subject to adjustments pursuant to Section 1.5 below (the "Subordinated Note" and, collectively with the Cash Payment and the Assumed Liabilities, the "Purchase Price"). Buyer shall pay the Cash Payment at Closing in immediately available funds.

      1.4 Purchase Price Allocation. Buyer, as soon as practicable following the Closing Date, shall set the fair market values of the Assets of Seller and Seller shall use its best efforts to


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agree upon such values so as to execute with Buyer a joint certificate reflecting the same. The Purchase Price shall be allocated for all reporting purposes (including financial accounting and federal and state income tax purposes) in accordance with the individual fair market values of the Assets as set forth on such joint certificate in a manner consistent with section 1060 of the Code (as defined in Section 3.2(a)). Neither Buyer nor Seller shall take a position in any report, statement or return required to be filed under the Code or any other tax provision, or examination or other administrative or judicial proceeding that is inconsistent with such allocation..

        1.5 Purchase Price Adjustment. The principal amount of the Subordinated Note shall be reduced effective as of the Closing Date by the sum of (a) the aggregate amount of any accounts receivable of Seller as of the Closing Date which are not collected within 120 days following the Closing, plus (b) the amount by which (i) the sum of the amounts actually payable with respect to the Assumed Liabilities as of the Closing Date plus the amount of the Assumed Liabilities which was paid after July 12, 2001, and on or before the Closing Date, exceeds (ii) the sum of the Assumed Liabilities set forth on Schedule 1.3(b) hereto plus the "Administrative Amount." The Administrative Amount shall equal the amount of any increase in the amount of the Assumed Liabilities that was incurred between May 31, 2001 and the Closing Date for the acquisition in the ordinary course of Seller's business of an asset which constitutes one of the Assets.

                                    ARTICLE 2

                            ASSUMPTION OF LIABILITIES

        2.1 Liabilities Assumed. Buyer shall assume only those Liabilities of Seller that constitute administrative or priority claims under the Bankruptcy Case in the categories set forth on Schedule 1.3(b) hereto. Except to the extent that any such liability, obligation, claim or commitment is an Assumed Liability pursuant to Section 1.3(b), Buyer shall not assume, and Seller shall remain liable for, any and all liabilities, obligations, claims and commitments of or against Seller, whether the same are known or unknown, existing, contingent upon future events or circumstances, accrued, funded, unfunded or otherwise, including without limitation (except to the extent specifically assumed pursuant to Section 1.3(b)):

               (a) any liabilities or obligations attributable to any product liability claims arising from or relating to injuries to person or property which either occur prior to Closing, or occur after Closing and arise from or relate to the use, installation or operation of any product manufactured by Seller prior to Closing;

               (b) any liability or obligation resulting from any formal or informal, written or unwritten agreement of Seller with respect to severance pay, bonus, pension, health or medical benefit, or any other employee benefit or fringe benefit plan;

               (c) obligations under any collective bargaining agreement covering any employees of Seller; or

               (d) any liability to governmental entities and/or private persons under any Environmental Laws arising from or related to the operations of Seller, or the condition of the


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Assets at the time of Closing ("Environmental Laws" means all federal, state or local laws, regulations, statutes, codes, rules, ordinances, resolutions, directives, orders, consent orders or decrees, guidance documents, policy statements, or voluntary cleanup programs of governmental/regulatory agencies, judicial decrees, standards, permits and licenses, or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, or the Environment. "Environment" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air, and also includes indoor air to the extent it is regulated under any Environmental Laws.).

                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

               Seller hereby represents and warrants to Buyer as follows:

        3.1    Status.

               (a) Corporate Existence, Qualification and Power. Seller is a corporation duly incorporated, organized, entitled to conduct business and validly existing in good standing under the laws of the State of California. Seller is not required to be qualified to do business as a foreign corporation in any jurisdiction by reason of the nature of its business as presently conducted except in such jurisdictions in which it is so qualified or where failure to so qualify would not have a materially adverse effect on its business. Seller has the corporate power to own and lease the assets that it owns and leases and otherwise to conduct its business as currently conducted.

               (b) Authorization.

                        (i) Subject to receipt of the Sale Order (as defined in Section 3.1(d)), Seller has the right, power and authority to enter into this Agreement and to consummate the sale of the Assets owned by it and the other transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement;

                        (ii) Subject to receipt of the Sale Order, the execution and delivery by Seller of this Agreement have been duly authorized by all necessary corporate action of Seller in compliance with governing or applicable agreements, instruments or other documents (including its articles of incorporation and bylaws (as amended)) and applicable law; and

                        (iii) This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the receipt of the Sale Order.

               (c) Absence of Violations or Conflicts. Except as disclosed in
Schedule 3.1(c), the execution and delivery of this Agreement by Seller and the consummation by Seller of the sale of the Assets owned by it and the other transactions contemplated by, or other compliance with or performance under, this Agreement, do not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, constitute a default


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or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other adverse claim or interest upon any of the Assets under (i) any material contract, agreement, license, commitment, undertaking or understanding to which Seller is a party or to which it or any of its respective assets or properties are subject or bound, except for contracts or agreements requiring consents that have been obtained or will have been obtained as of Closing, (ii) any judgment, decree or order of any governmental authority to which Seller or any of its respective properties are subject or bound, (iii) any applicable law, or (iv) any governing or applicable agreements, instruments or other documents (including articles of incorporation and bylaws (as amended)).

               (d) No Governmental Consents Required. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of Seller is required in connection with Seller's execution or delivery of this Agreement or the consummation of the sale of the Assets owned by Seller and the other transactions contemplated by, or other compliance with or performance under, this Agreement by Seller, except for filings with the Bankruptcy Court, including the obtaining of an order authorizing and approving the sale of the Assets pursuant to this Agreement (the "Sale Order").

        3.2    Taxes.

               (a) Definitions.  For purposes of this Agreement:

                  (i) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                  (ii) The term "Returns" shall mean, collectively, (A) all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes (defined below); and (B) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise, or other tax provision of federal, territorial, state, local, or foreign law; and the term "Return" means any one of the foregoing Returns.

                  (iii) The term "Taxes" shall mean (A) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, local or foreign government; and (B) any penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; and the term "Tax" shall mean any one of the foregoing Taxes. Notwithstanding the foregoing, however, when used with reference to a specified person (for example and without limitation, "Taxes of Seller"), the terms "Taxes" and "Tax" shall include only those amounts for which Buyer or any affiliate thereof is, or could become, liable in whole or part (including, without limitation, any obligation in connection with a duty to collect, withhold, or pay over any Tax,



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any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person or entity).

               (b) Returns Filed and Taxes Paid. Seller has timely and duly filed or caused to be filed with the appropriate taxing authorities all Returns that it is required to file, except to the extent the filing of such Returns has been extended in accordance with applicable law. Each such Return, and any amended Return, is correct and complete in all material respects. All Taxes of Seller due or shown to be due on each such Return, amendment or subsequent assessment with regard thereto, have been timely paid. To the best of Seller's knowledge, there is no valid basis for the assessment of any deficiency with regard to any such Return or amendment. No other Taxes of Seller are due with respect to any taxable periods or portions of periods ending on or before the Closing Date. There are no liens, attachments, or similar encumbrances on any of the Assets with respect to any Taxes, other than liens for Taxes of Seller that are not yet due and payable. Except as set forth in Schedule 3.2, there are no pending or, to the best of Seller's knowledge, threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that could result in any additional amount of Taxes.

        3.3    Personal Property.

               (a) Personal Property. For purposes of this Agreement, "Property" or "Properties" collectively refers to those tangible personal properties of Seller that are included among the Assets to be sold to Buyer. Schedule 3.3(a) lists all of the Properties to which Seller holds legal or equitable title (whether or not of record), as to which it is taking depreciation, or as to which Seller has rights as a conditional sales vendor under a conditional sales contract or other title retention agreement, other than inventory or property disclosed pursuant to Section 3.4 of this Agreement. Except as set forth on
Schedule 3.3(a): (i) Seller has good and marketable title to all of the Properties owned by it as indicated on Schedule 3.3(a); and (ii) none of the Properties is subject to any lien, claim or other encumbrance except (A) liens for taxes not yet due and payable, and (B) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like.

               (b) Adequacy; Condition. Except as set forth in Schedule 3.3(b), to the best of Seller's knowledge: (i) the Properties are free from defects which would materially impair their use by Buyer; (ii) the Properties which are material to the operation of Seller's business are structurally or mechanically (as applicable) sound and in good repair and operating condition, normal wear and tear excepted; and (iii) Seller has not received notice of violation, and is not in violation, of any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits, health and safety codes or other requirements in respect of any of the Properties.

               (c) Inventories. The finished goods included in Inventory consist of items that are or would be of a quality and quantity presently saleable in the ordinary course of Seller's business. The raw materials and the work in process included in Inventory consist of items that


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are or would be useable in the ordinary course of Seller's business. To the best of Seller's knowledge and based on Seller's computer records, set forth on
Schedule 3.3(c) is a correct and complete list of the Inventory. Seller holds no inventories of any other person on consignment, and, except as set forth in
Schedule 3.3(c), no other person is in possession of any of the Inventory.

        3.4    Intellectual Property; Patents; Trademarks, Trade Names.

               (a) Schedule 3.4 contains a true and complete list of all of Seller's patented or registered Intellectual Property Rights, pending patent applications and applications for the registration of Intellectual Property Rights. True and complete copies of all written Intellectual Property Rights have been delivered to Buyer. Schedule 3.4 contains a complete and accurate list of (i) all trade or corporate names used by Seller; (ii) all computer software owned by Seller; and (iii) all licenses and other rights granted by Seller to any third party with respect to computer software rights and all licenses and other rights granted by any third party to Seller with respect to computer software rights, together with a description of the subject matter licensed.

               (b) Except as set forth on Schedule 3.4, (i) Seller is the registered owner, senior or priority user, or otherwise has superior rights in and to, or has valid, enforceable and effective written licenses to use, all of the Intellectual Property Rights listed in Schedule 3.4 and any others necessary for the operation of its business as presently conducted and as presently proposed to be conducted; (ii) during the two (2) years preceding the date of this Agreement, no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights owned or used by Seller has been made or, to the best of Seller's knowledge, threatened and no such claim is currently outstanding; (iii) during the two (2) years preceding the date of this Agreement, Seller has not received any notice of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by any third party with respect to the Intellectual Property Rights of Seller, nor has Seller received any claim alleging infringement or misappropriation of any Intellectual Property Rights of any third party; and
(iv) Seller has not infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights of any third party, nor is Seller aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of its business as conducted or as currently proposed to be conducted.

               (c) To Seller's knowledge, neither Seller nor any employee or agent of Seller nor any other person or entity, directly or indirectly (i) has disclosed any of Seller's trade secrets, formulas, product specifications, manufacturing and production processes and techniques or other confidential information of Seller (collectively, the "Information") to any other person or entity, except in the ordinary course of business or to potential purchasers of the assets of Seller in connection with such purchasers' due diligence investigation of Seller or (ii) has used the Information for any purpose other than in connection with the performance of such person's duties to Seller. Seller takes reasonable precautions with its employees and others to protect its Intellectual Property Rights and is unaware of any third party with access to Information having used the Information for its own purposes or for any purpose other than in connection with the business of Seller.




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        3.5 Litigation; Insurance. Except for the Chapter 11 Case, legal actions against Seller to collect a debt, legal actions not involving or relating to any of the Assets, legal actions not involving a claim against or by the Company valued in excess of $5,000, or as disclosed in Schedule 3.5, Seller is not (i) engaged in, a party to, subject to or, to the best of Seller's knowledge, threatened with any claim, legal or equitable action, or other proceeding (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party); (ii) to the best of Seller's knowledge, subject to any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other relief against Seller which claim individually or collectively with such other unasserted claims if made would have a material adverse effect on the Assets; or (iii) a party to or subject to any judgment, order or decree against it or its assets. Any claims, litigation or other proceeding listed on Schedule 3.5 and involving injury to persons or property, including any product liability claim, is covered by the insurance described on Schedule 3.5, which description includes a summary of the kind of policy covering such matter and its policy limits. There has been no reservation of rights by any insurance carrier, and no such reservation is threatened, concerning the coverage of Seller with respect to any matter required to be disclosed pursuant to this Section 3.5.

        3.6 Accounts Receivable. All of Seller's accounts receivable are valid and enforceable claims; the goods and services sold and delivered which gave rise to such accounts were sold and delivered in conformity in all material respects with the applicable purchase orders, agreements and specifications; to Seller's knowledge, there are no rights of set-off or claims against such accounts receivable possessed by the account debtors of Seller; to Seller's knowledge, such accounts receivable are collectible within 120 days after billing at the full recorded amount thereof.

        3.7 Contracts. The contracts assigned by Seller to Buyer in accordance with the Sale Order (as defined below) are in full force and effect, enforceable against the parties thereto, and Seller is not, and to Seller's knowledge the other parties thereto are not, in default (nor would, by the lapse of time or the giving of notice or both, be in default) under any such contract.

        3.8 Disclosures Generally. No representation or warranty by Seller in this Agreement or in any Exhibit, Schedule, certificate or other agreement, instrument or document furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the sale of the Assets or any of the other transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:




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        4.1    Status of Buyer.

               (a) Corporate Existence and Status. Buyer is a limited liability company duly organized, entitled to conduct business and validly existing in good standing under the laws of the State of California.

               (b)    Authorization.

                      (i) Buyer has the right, power and authority to enter into this Agreement and to consummate the purchase of the Assets and the other transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement;

                      (ii) The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the purchase of the Assets and the other transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement have been duly authorized by all necessary company action on the part of Buyer in compliance with governing or applicable agreements, instruments or other documents (including its charter documents (as amended)) and applicable law; and

                      (iii) This Agreement constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

               (c) Absence of Violations or Conflicts. The execution and delivery of this Agreement and the consummation by Buyer of the purchase of the Assets and the other transactions contemplated by, or other compliance with or performance under, this Agreement do not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, or require any consent under, (i) any contract, agreement, commitment, undertaking or understanding to which Buyer is a party or to which it or any of its assets or properties are subject or bound, (ii) any judgment, decree or order of any governmental authority to which Buyer or any of its properties are subject or bound, (iii) any applicable law, or (iv) any governing or applicable agreements, instruments or other documents (including its charter documents (as amended)).

               (d) No Governmental Consents Required. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of Buyer is required in connection with its execution or delivery of this Agreement or the consummation of the purchase of the Assets and the other transactions contemplated by, or other compliance with or performance under, this Agreement by Buyer, except for filings with the Bankruptcy Court, including the obtaining of the Sale Order.

        4.2 Disclosures Generally. No representation or warranty by Buyer in this Agreement or in any Exhibit, Schedule, certificate or other agreement, instrument or document furnished or to be furnished to Seller pursuant to this Agreement or in connection with the purchase of the Assets or any of the other transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.





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                                    ARTICLE 5

                            CLOSING AND CLOSING DATE

               The closing of the sale of Assets and other transactions contemplated by this Agreement (the "Closing") shall take place at the office of Preston Gates Ellis LLP in Irvine, California, commencing at 9:00 a.m. local time on a date ("Closing Date") at least ten days after entry of the Sale Order, but not later than September 30, 2001, or such earlier date not prior to the date of entry of the Sale Order as Buyer may select by delivering at least one business day's notice thereof to Seller.

                                    ARTICLE 6

                               COVENANTS OF SELLER

        6.1 Conduct of Business by Seller Pending the Closing. Prior to the Closing Date, Seller shall conduct its business in accordance with its obligations as a debtor-in-possession under the Bankruptcy Code. Except as otherwise contemplated under this Agreement or ordered by the Bankruptcy Court, from the date hereof until the Closing Date, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Seller shall refrain from selling, assigning, licensing, leasing, transferring or otherwise disposing of in whole or in part any of the Assets, except for sales of inventory in the ordinary course of business or as directed under any Agency Agreement approved by the Bankruptcy Court. Notwithstanding the foregoing, prior to the Closing Date Seller shall convert Krasner Group, Inc., a Delaware corporation, and its subsidiaries, including TCJC, Inc., a Delaware corporation, into limited liability companies to the extent that Seller may do so without violating, conflicting with, defaulting or requiring a consent under, or permitting a termination of any contract, agreement, license, commitment or other undertaking to which Seller or its subsidiaries is a party or to which any of Seller's or it subsidiaries' respective assets or properties are subject or bound.

        6.2 Affirmative Covenants. Subject to any conflicting obligation imposed on Seller as a debtor-in-possession under the Bankruptcy Code, from the date hereof to the Closing Date, Seller shall:

               (a) Use its good faith best efforts to operate its business in substantially the normal course of business, including normal markdown practices and order fulfillment;

               (b) Undertake to maintain property and liability insurance in appropriate amounts of coverage with respect to the Assets;

               (c) Maintain, consistent with past practice, the Assets in good repair, order and condition, reasonable wear and tear excepted, and use its best efforts to preserve its possession and control of all of the Assets;

               (d) Allow, at all reasonable times up to and including the Closing Date, Buyer's employees, attorneys, auditors, accountants and other authorized representatives, reasonable access to the facilities, plants, properties, books, records, documents and correspondence of Seller, in order that Buyer may conduct such investigation as it may desire of Seller's business; and

               (e) Use good faith best efforts to comply with all applicable laws relating to the conduct of Seller's business, and to conduct Seller's business to the Closing Date in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement.

        6.3 Consents and Closing Conditions. Seller shall use its best efforts (a) to take such actions as may be appropriate in order to fulfill the closing conditions contained herein which are reasonably within its control, and
(b) to cause the representations and warranties in Article 3 to be true and correct on and as of the Closing Date. From and after the Closing Date, Seller shall, to the extent permissible and practicable, provide to Buyer the economic benefit under all license rights and all other agreements regarding intellectual property that would have been included in the Assets pursuant to Section 1.1(d) but were not so included because they were not transferable.

        6.4    Bankruptcy Court Approvals.

               (a) Sale Procedures.

                      (i) Seller has filed a motion (the "Sale Motion") with the Bankruptcy Court (a) requesting an order approving of the sale of Assets subject to offers by interested third parties at the hearing (the "Approval Hearing"); and (b) obtained an order of the Bankruptcy Court setting the procedures for an auction at the Approval Hearing including the time, date and location of such sale and bidding procedures ("Bidding Procedures Order"). Seller shall provide Buyer and its counsel with a copy of any subsequent relevant motion or pleading in advance of the date on which the same is to be filed, so that Buyer may comment on such motion or pleading and participate in any hearings before the Bankruptcy Court.

                      (ii) Buyer shall be paid the "Topping Fee" under the circumstances and to the extent set forth in the Bidding Procedures Order.

               (b) Court Approval of Sale. The Sale Motion will request entry of a Sale Order which (i) approves the sale of the Assets to Buyer on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with this transaction; (ii) includes a specific finding that Buyer is a good faith purchaser of the Assets; and (iii) states that the sale of the Assets to Buyer shall be free and clear of all interests in the Assets of any entity other than Seller's estate, including but not limited to all claims, liens and encumbrances of any nature, kind or description. Following the filing of the Sale Motion, Seller shall use its best efforts to obtain entry of the Sale Order. Upon the Closing, all of the Assets shall be transferred to Buyer, and Buyer shall then take title to the Assets, with such transfer(s) to be made, and title to be taken, free and clear of all claims, liens, mortgages, security interests, charges, encumbrances, taxes, obligations, assessments, covenants, title defects, pledges, encroachments, as well as any other interest or burden of any kind (collectively, "Claims"), except for liens for the payment of Taxes not yet due or payable and other encumbrances set forth on Schedule 6.4(a) (the "Permitted

Encumbrances") and any valid Claims to attach to the proceeds. In the event that any of Seller's creditors or parties-in-interest, including, but not limited to, governmental units, parties to executory and other contracts, equity security holders, administrative expense claimants, and former or current employees (collectively, "Creditors") or any other Entity (as that term is defined in the Bankruptcy Code) which has a Claim against or interest in the Assets has not delivered to Seller documents releasing all such claims or other interests, the Sale Order shall authorize and direct Seller to execute and file such statements, instruments, releases, and other documents on behalf of the person or entity with respect to the Assets. Nothing contained herein shall authorize the release of any Claim against any asset not conveyed to Buyer under, or otherwise dealt with, in the contemplated Sale Order. Notwithstanding the provisions of the two immediately preceding sentences, the provisions of the Sale Order authorizing sale of the Assets shall be self-executing, and the failure to execute or file releases, termination statements, assignments, consents, or other instruments shall not affect in any way the clear title acquired by Buyer as set forth in this Section; provided, however, that this paragraph shall not excuse any Entity (including, but not limited to, Seller and Creditors) from performing any and all of their respective obligations under the Sale Order, nor shall it prevent the applicable Entities from executing, delivering, and/or filing such implementation documents that Buyer deems to be reasonably necessary or desirable. Pursuant to the Sale Order, after the Closing Buyer shall not be successor to Seller, and no successor liability shall attach to Buyer by reason of the purchase of the Assets. Pursuant to the Sale Order and the related purchase by Buyer, certain specified executory contracts of Seller will be assumed by and assigned to Buyer, with prepetition defaults being cured in full from the purchase proceeds. Seller may assume, assume and assign, and/or reject any executory contract of Seller. Effective on the Closing Date, under the Sale Order, such specified executory contracts to be assumed and assigned to Buyer shall be deemed to be assumed, assigned, and cured in accordance with the provisions of Section 365 of the Bankruptcy Code. Both Buyer's and Seller's obligations to consummate the sale and purchase of the Assets are conditioned upon the Bankruptcy Court's entry of the Sale Order. Seller shall cause Seller's counsel to return to Buyer, promptly following the entry of the Sale Order and in no event later than the Closing, the deposit placed by Buyer with such counsel pursuant to the Bidding Procedures Order.

        6.5 Plan of Liquidation. Seller and the Committee shall jointly prepare, and shall file with the Bankruptcy Court no later than October 15, 2001, a plan of liquidation (the "Plan"). The Plan shall provide for the Subordinated Note to be held in trust for the unsecured creditors of Seller, shall be consistent in all other respects with the provisions of this Agreement and shall be subject to review and approval by Buyer, prior to the filing of the Plan with the Bankruptcy Court, which approval will not be withheld or delayed unreasonably.

                                    ARTICLE 7

                               COVENANTS OF BUYER

        7.1 Consents and Closing Conditions. Buyer shall use its best efforts
(a) to obtain such consents from third parties and to take other actions as may be required in order to fulfill the closing conditions contained herein which are reasonably within its control, and (b) to cause the representations and warranties of Buyer in Article 4 to be true and correct on and as of the Closing Date.

        7.2 Access to Records. After the Closing Date and upon reasonable prior notice to Buyer, Buyer shall permit Seller, at Seller's expense during normal business hours, to have reasonable access to such of the former business records of Seller as are from time to time then retained by Buyer.

        7.3 License of Name. Buyer hereby grants to Seller the right to continue using the "L. L. Knickerbocker" name from and after the Closing to the extent reasonably required to liquidate Seller's other assets not purchased by Buyer and to wind up its affairs. Seller shall have no right to use the "L. L. Knickerbocker" name for any other purpose or for any period of time longer than that reasonably required to accomplish the purposes set forth in the immediately preceding sentence.

        7.4 Claims Retained by Seller. All claims described in Section 1.2(b) above remain with Seller, its creditors and shareholders and such claims, if pursued, will be pursued for the exclusive benefit of the creditors of Seller and the proceeds from the pursuit of any such claim shall be payable to the creditors of Seller, regardless of who pursues such claims. Buyer shall have no right to pursue any such claim or to seek any of the proceeds derived therefrom. Buyer shall maintain the policy of directors and officers insurance, as in effect on July 12, 2001, until December 31, 2001, and Buyer and Seller hereby incorporate herein paragraphs 15 a-c of the term sheet executed by and between Seller and the Committee in or around March 2001.

        7.5 Terms of Subordinated Note. Buyer shall pay interest on the Subordinated Note annually on each September 30, from September 30, 2002, to the date on which the principal balance is paid in full (each such date a "Payment Date") and upon the payment in full of the principal balance of the Subordinated Note, at the rate of 9.6 % per annum, compounded monthly, on the unpaid principal amount of the Subordinated Note, provided, however, that Buyer may satisfy this obligation to pay interest by executing and delivering, on any Payment Date on which interest is due, an additional Subordinated Note (a "PIK Note" and, together with the Subordinated Note, the "Notes") in a principal amount equal to the amount of interest due on such date. Each PIK Note shall be payable and bear interest on the same terms as the Subordinated Note, and shall otherwise be substantially in the form of Exhibit A hereto. Buyer shall prepay the principal of the Notes, in whole or in part, from time to time in annual installments to be payable on each Payment Date. Each such installment on the Notes shall, in the aggregate, be equal to twenty percent (20%) of Buyer's "Free Cash Flow" for the twelve month period ended one month prior to such Payment Date. Buyer's "Free Cash Flow" for any period shall be Buyer's operating income plus depreciation and amortization, less taxes, interest, required principal payments on other debt obligations, capital expenditures and the increase in Buyer's working capital, in each case for such period. The outstanding principal balance and all accrued but unpaid interest on the Notes shall be payable in full on the fifth anniversary of the date of the confirmation of the Plan by the Bankruptcy Court. The holder of the Notes shall have the right to select (a) two of Buyer's five managers so long as more than $1,500,000 in principal amount of the Notes is outstanding, and (b) one of Buyer's five managers so long as any amount up to $1,500,000 in principal amount of the Notes is outstanding (the managers so elected to be subject to Buyer's approval, such approval not to be withheld unreasonably, and to be local, active members of Buyer's board of managers). Buyer shall have the option to satisfy and retire the Subordinated Note at a discount on or before July 12, 2002, by paying a total of $2,000,000 to pay the Subordinated Note in full, including the principal amount of the Subordinated Note, the interest accrued but unpaid on such Note to the date of such payment and the prepayment fee, if any. If Buyer discharges the Subordinated Note on or before July 12, 2002, Buyer shall pay to the holder thereof a prepayment fee equal to the excess, if any, of (w) $2,000,000 over (x) the aggregate amount of principal and interest paid pursuant to the Subordinated Note. If Buyer discharges the Notes after July 12, 2002, Buyer shall pay to the holder thereof a prepayment fee equal to the excess, if any, of (y) $3,000,000 over (z) the aggregate amount of principal and interest paid pursuant to all of the Notes. The Notes may not be assigned, transferred or otherwise conveyed, in whole or in part, except with the written consent of Buyer, provided that the Committee may assign all, but not less than all, of the Notes to a trust established to hold and administer the Notes for the benefit of the unsecured creditors of Seller.

        7.6 Uncollected Receivables. Buyer shall assign to Seller all uncollected accounts receivable which are deducted from the principal amount of the Subordinated Note pursuant to Section 1.5. Buyer shall (i) use commercially reasonable efforts to collect all accounts receivable during the period of 120 days immediately following the Closing Date, and (ii) cooperate and assist in the collection of any accounts receivable which may be assigned to Seller after such period.

        7.7 Capitalization. Promptly after the Closing, Buyer shall raise at least $250,000 in capitalization to provide working capital.

        7.8 Use of Proceeds. In the event that Buyer sells the common shares, or all or substantially all of the assets, of The L.L. Knickerbocker (Thai) Co., Ltd., or of Harlyn International, Ltd., promptly after the closing of any such sale Buyer shall use thirty-three percent (33%) of the net proceeds of such sale, after deduction of the expenses and commissions incurred in such sale, (a) to pay those Assumed Liabilities that constitute administrative or priority claims in the Bankruptcy Case but are not trade debt incurred in the ordinary course of Seller's business during the Bankruptcy Case, and (b) to the extent that such percentage of net proceeds exceeds the amount of the Assumed Liabilities that are paid pursuant to clause (a) above, to prepay amounts then owing under the Notes, or the optional payment of $2,000,000 on or before July 12, 2002, pursuant to Section 7.5, as the case may be.

                                    ARTICLE 8

                                   TAX MATTERS

         8.1 Cooperation and Records Retention. From time to time, Seller and Buyer shall permit reasonable access, and shall cause their respective accountants and other representatives to permit reasonable access by each other, to the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Return. Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired (or sooner if authorized by an order of the Bankruptcy Court and Seller first provides Buyer with reasonable notice of the information to be destroyed and a reasonable opportunity to take possession of such information if Buyer so elects), copies of all Returns for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Returns.

        8.2 Tax Elections and Permits. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.

        8.3 Sales and Transfer Taxes. Buyer shall bear the responsibility for payment of taxes in the event that any sales, transfer or similar tax is imposed against Seller or Buyer as a result of the transactions contemplated hereby. Seller shall take any and all actions, at Buyer's expense, that Buyer may reasonably request in order to minimize Buyer's tax obligations resulting from the transactions contemplated hereby.

                                    ARTICLE 9

                          BUYER'S CONDITIONS TO CLOSING

               The obligation of Buyer to consummate the purchase of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer's reasonable satisfaction of each of the following conditions:

        9.1 Closing Documents. Seller shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in
Article 11, in each case in form and substance satisfactory to Buyer.

        9.2 Approval of Bankruptcy Court. The Bankruptcy Court shall have entered the Sale Order.

                                   ARTICLE 10

                         SELLER'S CONDITIONS TO CLOSING

               The obligation of Seller to consummate the sale of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment to Seller's reasonable satisfaction of each of the following conditions:

        10.1 License Agreement. Buyer shall have entered into a License and Personal Services Agreement with Marie, Inc., having an initial term of five years with an additional five-year renewal term at the option of Buyer, upon commercially reasonable terms.

        10.2 Deposit. Buyer shall have deposited, no later than August 29, 2001, the sum of $250,000 in accordance with the Bidding Procedures Order.

        10.3 Closing Documents. Buyer shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in
Article 11, in each case in form and substance reasonably satisfactory to Seller.

        10.4 Approval of Bankruptcy Court. The Bankruptcy Court shall have entered the Sale Order.

                                   ARTICLE 11

                      DOCUMENTS TO BE DELIVERED AT CLOSING

        11.1 Documents to be Delivered by Seller. At the Closing, Seller shall:

               (a) Execute and deliver to Buyer (or its assigns as permitted by Section 14.4) any and all instruments of sale, assignment and transfer and other documents reasonably requested by Buyer in order to effect the transfer of the Assets to Buyer, or otherwise to facilitate the transactions contemplated hereby, such instruments to include, but not be limited to:

                      (i) assignments of patents, trademarks, tradenames, copyrights and all applications and licenses therefor, in form suitable for recording with any applicable registration authority, and all other Intellectual Property Rights of Seller included in the Assets, including without limitation patent documents, assumed or fictitious names, corporate names, franchises, discoveries and other know-how;

                      (ii) duly endorsed certificates of title to vehicles, if any, included within the Assets, together with any appropriate affidavit with respect to the sale price thereof or the odometer reading of such vehicle; and

                      (iii) a Trustee bill of sale and assignment covering all other Assets of Seller not identified above, conveying title to such Assets to Buyer, and containing reasonable "further assurances" language obligating Seller to execute other appropriate instruments after the Closing in order to confirm Buyer's title to and possession of such Assets.

               (b) Deliver to Buyer a "bring-down" certificate executed by an officer of Seller, and a certificate of incumbency and copy of the resolutions adopted by the Board of Directors of Seller, authorizing the execution and delivery of this Agreement and the other transactions contemplated hereby, duly certified as of the Closing Date by an officer of Seller;

               (c) Deliver to Buyer certificates of good standing issued by the California Secretary of State and Franchise Tax Board; and

               (d) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the sale of the Assets, Seller shall deliver to Buyer upon request copies of all such consents or approvals to the extent obtained by Seller.

        11.2   Documents to be Delivered by Buyer.  At the Closing, Buyer shall:

               (a) Execute and deliver to Seller any and all documents identified in Section 11.1(a), if and to the extent appropriate that Buyer execute the same in order to effect the transactions contemplated hereby;

               (b) Pay the Cash Payment to Republic by wire transfer of immediately available funds, deliver to the Committee the Subordinated Notes, and deliver to Seller an executed assumption of the Assumed Liabilities and the Preferred Units;

               (c) Deliver to Seller a "bring-down" certificate executed by an officer of Buyer, and a certificate of incumbency and copy of the resolutions adopted by the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the other transactions contemplated hereby, duly certified as of the Closing Date by an officer of Buyer;

               (d) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the sale of Assets, Buyer shall deliver to Seller upon request copies of all such consents or approvals to the extent obtained by Buyer.

                                   ARTICLE 12

                                 INDEMNIFICATION

               Buyer and its successors and assigns shall be indemnified and held harmless against and in respect of any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by them incident to, arising in connection with or resulting from any misrepresentation, breach or inaccuracy of any representation or warranty of Seller made or contained in Section 3.4 of this Agreement, and any and all costs, expenses and all other actual damages incurred by them in claiming, contesting or remedying any such breach, misrepresentation or inaccuracy, or in enforcing their right of indemnification hereunder, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages. Any and all of the foregoing for which a party is entitled to be indemnified hereunder are called "Damages." Any claim by Buyer and its successors and assigns for indemnification under this Section must first be asserted in writing to Seller no later than the 60th day following the date of the Closing. Any disputes with respect to Buyer's or its successor's or assign's right to indemnification shall be resolved by appropriate proceedings before the Bankruptcy Court. Notwithstanding the foregoing, indemnification pursuant to this Article 12 shall be limited to the right of Buyer and its successors and assigns to set off the amount of any and all Damages against any and all amounts payable pursuant to the Notes, and neither the Cash Payment nor the assumption of the Assumed Liabilities shall be affected by such setoff.

                                   ARTICLE 13

                            TERMINATION OF AGREEMENT

        13.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (a)    by mutual written consent of Buyer and Seller;

               (b) upon written notice from Buyer to Seller if any of the conditions precedent to Buyer's obligations hereunder shall have become incapable of fulfillment through no fault of Buyer;

               (c) upon written notice from Seller to Buyer if any of the conditions precedent to Seller's obligations hereunder shall have become incapable of fulfillment through no fault of Seller; or

               (d) upon written notice from either party to the other party hereto if the Closing does not occur by September 30, 2001 (unless the failure to consummate the purchase and sale of the Assets by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement or any affiliate thereof).

        13.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 13.1, then the parties shall not be obligated to proceed with the Closing and this Agreement shall be of no effect, except for the provisions of this Article 13 and Article 14 (relating to, among other things, notices, contract construction and effect); provided, however, that such termination shall not affect the right of any party to bring an action against another party for a breach occurring prior to the termination or for a wrongful termination; provided, further, that, if this Agreement is terminated and Buyer is prepared to close (or would be prepared to close but for a breach of this Agreement by Seller), and the Assets are not sold to Buyer due to a the approval by the Bankruptcy Court of a higher and better offer for the Assets, then Buyer shall be paid the "Topping Fee" as set forth in the Bidding Procedures Order.

                                   ARTICLE 14

                                  MISCELLANEOUS

        14.1 Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 12 hereof) to any party hereto shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one business day after dispatch of such notice with an overnight delivery service, or when telecopied if an answer back is received by the sender, in each case addressed as follows:

In the case of Buyer:        Marian, LLC
                             3325 North University Avenue, Suite 150
                             Provo, Utah 84604
                             Attn: Brian Blosil, Chief Executive Officer
                             Fax: (801) 373-3699

With a copy to:              Preston, Gates & Ellis, LLP
                             Four Park Plaza, Suite 1900
                             Irvine, California 92614
                             Attn:  James H. Shnell, Esq.
                             Fax:  (949) 253-0902

In the case of Seller:  The L. L. Knickerbocker Co., Inc.
                        25800 Commercentre Drive, Suite 200
                        Lake Forest, California 92630
                        Attn: Martin P. Krasner, Acting Chief Executive Officer
                        Fax: (949) 595-7913

With a copy to:         Martin P. Krasner
                        Krasner Group
                        40 West 37th Street
                        New York, New York 10018
                        Fax:(212) 268-4209

And a copy to:          Winthrop Couchot Professional Corporation
                        3 Civic Plaza, Suite 280
                        Newport Beach, California 92660
                        Attn: Paul J. Couchot, Esq.
                        Fax:(949) 720-4111

or such substituted address or attention as any party shall have given notice to the others in writing in the manner set forth in this Section 14.1.

        14.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

        14.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single agreement. It shall not be necessary that all signatures appear on every counterpart so long as each party executes at least one counterpart.

        14.4 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. Seller may not assign its interest under this Agreement without the prior written consent of Buyer. Buyer shall have the right to designate any subsidiary of Buyer to acquire any of the Assets, but such designation shall not relieve Buyer from the performance of its obligations hereunder.

        14.5 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

        14.6 Publicity. Any public announcements concerning the transaction contemplated by this Agreement shall be planned and released by Buyer, and Seller shall not act in this regard without the prior written approval of Buyer, which approval shall not be unreasonably withheld. This Section shall not impair any regulatory or fiduciary duties of Seller.

        14.7 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

        14.8 Expenses. Except to the extent otherwise provided in this Agreement, Seller and Buyer each shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including, but not limited to, legal and accounting fees and expenses.

        14.9 Waivers. The parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

        14.10 Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in a Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of California, determined without reference to conflicts of law principles.

               IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their duly authorized representatives on the day and year first above written.


                                 MARIAN, LLC,
                                 a California limited liability company



                                 By:
                                     -----------------------------------------
                                        Brian Blosil,
                                        Chief Executive Officer



                                 THE L. L. KNICKERBOCKER CO., INC.,
                                 a California corporation



                                 By:
                                     -----------------------------------------
                                        Martin P. Krasner,
                                        Acting Chief Executive Officer

                                    EXHIBIT A

THIS NOTE MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE AGREEMENT REFERRED TO HEREIN.

THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT IN FAVOR OF
____________________________ DATED AUGUST __, 2001, A COPY OF WHICH MAY BE
REVIEWED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                          SUBORDINATED PROMISSORY NOTE

$1,859,899                                          _______________, California
                                                             September __, 2001


               FOR VALUE RECEIVED, the undersigned, ________________, LLC, a California limited liability company (herein called the "Company"), hereby promises to pay to _____________________, a ____________________, (the
"Creditor"), the principal sum of ONE MILLION EIGHT HUNDRED FIFTY-NINE THOUSAND EIGHT HUNDRED NINETY-NINE DOLLARS ($1,859,899) in lawful money of the United States of America, together with interest on the unpaid balance thereof from the date hereof in the amounts and at the times specified in the Agreement (as defined below) until such principal amount shall be paid (whether at maturity or by prepayment or otherwise).

               This Note is a Subordinated Promissory Note (the "Note") issued by the Company pursuant to the Asset Purchase Agreement, dated September __, 2001 (the "Agreement"), between the Company and The L. L. Knickerbocker Co., Inc. Reference is made to the Agreement for a description of the agreements of the parties.

               The Company shall repay the unpaid principal balance of this Note in a single payment on the fifth anniversary of the date of the confirmation of the Plan (as defined in the Agreement), provided, however, that the Company shall prepay the principal balance of this Note at the times and to the extent provided in the Agreement.

               If any "Event of Default" (as defined below) shall occur, then
(a) automatically in the case of an Event of Default pursuant to clause (d) of the definition thereof, the unpaid principal amount of and all accrued interest on this Note, together with all other amounts payable hereunder pursuant to the Agreement, shall become immediately due and payable, and (b) upon written notice of acceleration to the Company by the Creditor in the case of any other Event of Default, the unpaid principal amount of and all accrued interest on this Note shall become immediately due and payable, whereupon the same shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. "Event of Default" shall mean (a) the failure by the Company to make any payment of principal or interest due hereunder within five (5) business days after written notice to the Company of such nonpayment from the Creditor, or (b) any representation or warranty of the Company under the Agreement shall be false, inaccurate or misleading in any material respect on the date on which it was made and the Company shall fail to cure such default within thirty (30)



                                    EXHIBIT A
days after written notice thereof from the Creditor, or (c) the failure by the Company to perform any covenant or undertaking of the Company under this Note or the Agreement within thirty (30) days after written notice thereof from the Creditor, or (d) the Company commences any case or other proceeding under any law relating to bankruptcy or insolvency seeking reorganization, appointment of a receiver, liquidation or adjudication as a bankrupt or other relief, or the Company is named in any case or other proceeding of a nature referred to in this clause (d) and such case or proceeding remains undismissed, undischarged and unbonded for a period of sixty (60) days, or the Company shall make a general assignment for the benefit of its creditors.

               The undersigned hereby expressly waives presentment, demand, protest or (except as expressly provided herein or in the Agreement) notice of any kind.

               This Note is to be governed by, and construed and enforced in accordance with, the laws of the State of California.

               IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.


                                                                         , LLC
                                    ------------------------------------



                                 By:
                                    ----------------------------------
                                 Brian Blosil, Chief Executive Officer



                                    EXHIBIT A

                                 SCHEDULE 1.1(a)

                                     ASSETS

INVESTMENTS:

1.      Common shares of The L.L. Knickerbocker (Thai) Co., Ltd.

2.      Common shares of (or membership interests in) Krasner Group, Inc.
        (or LLC)

3.      Common shares of Harlyn International, Ltd.

4. 6,350 shares of Pure Energy Corporation Series A Preferred Stock and 500 options to acquire Pure Energy Stock (net of RG International, Elam, Hann and Debenture payments of PEC shares)

OPERATING ASSETS:

5.      All inventory

6. All fixed assets, including computers, furniture, molds and leasehold improvements

7. All intercompany accounts receivable to subsidiaries (excludes intercompany payables)

8.      All accounts and notes receivable

9.      All prepaid expenses, deposits and advances

10.     All cash in various bank accounts

11.     All contracts designated by the Buyer including without limitation:

       Marie, Inc. License
       Disney (sublicense through Ashton Drake) License
       Warner Bros. License
       Liz Lemon Swindle/Greenwich Workshop License
       Rodgers & Hammerstein License
       Childrens Miracle Network License
       Miss America Organization License
       Cotton Trails License
       Robert Tonner License
       Willow & Daisy/Somers and Field License
       Eric Frydler (Mod Pod's/Paw Berries) License
       Donny Osmond License
       Sonja Bryer Doll Design
       Beverly Stoehr Doll Design
       Joke Grobben Doll Design
       Carol Bowling Doll Design


                                 SCHEDULE 1.1(a)

     Cheryl Robinson Doll Design
     Joanna Cayot Doll Design
     Adrienne Brown Doll Design
     Adrienne Martinez Doll Design
     Anna Wyckoff Doll Design
     Breta Finlinson Doll Design
     Brigitte & Elisa Duval Doll Design
     Carla Thompson Doll Design
     Cathy Kato Doll Design
     Denise Krause Doll Design
     Diane Bucki Doll Design
     Emily Garthright Doll Design
     Jessica Jane Antoinet MA Doll Design
     Jill Nemirow-Nelson Doll Design
     JoAnn Pohlman Doll Design
     Karen Seamons Doll Design
     Kathy Smith Fitzpatrick Doll Design
     Marquerite Shirley Doll Design
     Mary Benner Doll Design
     Michael Evert Doll Design
     Michael Severino Doll Design
     Mystic Molds/Gwen Ross Doll Design
     Penelope Carr Doll Design
     Rose Coddaire Doll Design
     Wanda Houck Doll Design
     Prologis Master Building Lease
     MSM America Storage Warehouse Lease
     Liquidmetal Technologies Building Lease
     De Lage Landen Phone System Lease
     De Lage Landen Office Furniture Lease
     Toshiba America Copy Machine Lease
     Toshiba America Fax Machine Lease
     GE Capital Fax Machine Lease
     Millbrook Press, Inc. Distribution Agreement
     Jean Milton and Co. Sales Representative

12.  All buy-outs on collectible and gift designs

13.  All other intangible assets including trademarks and copyrights

14.  All customer lists and related customer files



                                 SCHEDULE 1.1(a)

                                 SCHEDULE 1.3(b)

                               ASSUMED LIABILITIES

          Type                                                                   Amount
          ----                                                                   ------
1.        Commissions and royalties payable                                      $314,009
2.        Gap-period claims                                                       225,852
3.        Customer deposits                                                        98,887
4.        Accrued vacation and payroll                                             95,774
5.        Insurance payable                                                        46,429
6.        Security deposit and tenant improvement deposit                          30,712
7.        Sales tax payable                                                         9,780
8.        Post-petition accounts payable (including unpaid                        476,483
          professional fees)


* Items 1, 7, and 8 will be paid over time in monthly installments over 180 days from the date of closing in accordance with such claimant's respective priorities under the Bankruptcy Code or pursuant to agreement between the parties.

* Item 2 will be paid over time in monthly installments over 180 days from the date of closing in accordance with such claimant's respective priorities under the Bankruptcy Code.

* Items 3, 4, and 5 will be paid in the ordinary course of business as they become due.

*   Item 6 will be paid upon termination of the lease.


                                 SCHEDULE 1.3(b)